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                                                                    EXHIBIT 20.2
-------------------------------JOINT PRESS RELEASE------------------------------
For Immediate Release                                              July 24, 1997

                         PACIFIC SUBSIDIARY, TOPRO, INC.
                           TO FORM MARKETING ALLIANCE

July 22, 1997 -- PacifiCorp Energy Services, Inc. (PES), a subsidiary of PacifiCorp Holdings, Inc., Portland, Oregon, and Topro, Inc., d.b.a. TAVA Technologies, (Nasdaq:TPRO) Denver, Colorado, announced today, the signing of a letter of intent to form a cooperative marketing alliance. The alliance will offer products and services to electronic utilities to optimize automation and information systems in substations and distribution facilities.

PES initiates, develops and markets new electronic energy products and services to give customers more control over their energy use and requirements. PacifiCorp Energy Site Services, a division of PES specializing in automation and high-voltage distribution systems, will administer PacifiCorp's participation in the alliance.

TAVA is the nation's largest independent information technology system integrator with significant experience in substation automation, SCADA systems, and redundant and fault tolerant control schemes.

"We are extremely pleased to be part of this alliance with PES," said John Jenkins, CEO of TAVA. "Our companies have already teamed up on several commercial proposals in the substation automation market and see significant opportunity both in domestic and international markets."

"This alliance is a great fit, pairing the experience and expertise of PacifiCorp in the substation technology field and the dominance of TAVA as a systems integrator," stated Wayne Revelle, Director of PacifiCorp Energy Site Services. "Our companies are now positioned to compete more strongly than ever in the substation/distribution automation and SCADA fields."

CONTACTS:
TOPRO, INC. @                                                PACIFICORP HOLDINGS
PACIFIC CONSULTING GROUP                                     KELLY DURON
SCOTT LIOLIOS                                                (503) 464-6279
(714) 574-3860



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